Filed pursuant to Rule 433

Registration Statement No. 333-144453

December 17, 2007

STONEMOR PARTNERS L.P.

(STON/NASDAQ)

3,634,691 Common Unit Add-On Offering (2,650,000 Primary/984,691 Secondary)

Overallotment (15%): 545,203 (100% Primary)

Price: $ 20.26

Last Sale (12/17/07): $ 20.26

Trade Date: 12/17/07

Settlement Date: 12/21/07

CUSIP: 86183Q100

Sole Bookrunner: Merrill Lynch & Co.

Co-Managers: Raymond James, Morgan Keegan & Company, Inc., Oppenheimer & Co.

~StoneMor Partners L.P. is a national provider of death care products and services.~

Prior to purchasing the common units being offered pursuant to the prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 2,795 common units at an average price of $20.20 per unit in stabilizing transactions on December 17, 2007.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site a www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. toll-free at 1-866-500-5408.